PEPSICO REPORTS OUTSTANDING Q1 RESULTS -- EPS SURGES 17%

IMPRESSIVE RESULTS MARK SIXTH CONSECUTIVE QUARTER
OF DOUBLE-DIGIT EARNINGS GROWTH

  Every division reports healthy volume gains
  Net sales advance 8% to over $4.5 billion
  Division operating profits increase by 14% to $817 million
  Superior performance delivered while Quaker transaction progresses smoothly

PURCHASE, NY (April 23, 2001) -- PepsiCo reported its sixth consecutive quarter of double-digit earnings growth, with earnings per share increasing 17% to $.34 for the first quarter of 2001.

Fueled by volume gains across-the-board and generally higher effective net pricing, every PepsiCo division reported strong revenue growth, with total net sales advancing 8% to $4.5 billion for the quarter. Excluding the impact of the strong dollar, net sales rose 10%.

Virtually all divisions posted healthy double-digit operating profit growth, leading total division operating profits to expand 14% to $817 million. On the strength of this superior performance, net income grew 18% to $498 million.

Chairman and Chief Executive Officer Roger Enrico said: “We had another outstanding quarter with each of our divisions reporting excellent results on the top and bottom line. We were able to deliver results above our expectations because all of our divisions are performing so strongly. Without the adverse effect of foreign exchange, operating profits would have been up an even higher 15%.”

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PepsiCo President and Chief Operating Officer Steve Reinemund added: “Our fundamentals are rock solid. We continue to build momentum by focusing on convenient foods and beverages and leveraging our powerful brands and efficient distribution systems to take advantage of those significant growth opportunities. We are very comfortable that we will be able to sustain our growth algorithm over the balance of the year. We expect to be able to grow revenues 6 to 7 percent, division operating profits 10 to 12 percent and earnings per share 12 to 13 percent. And that’s before any benefits from the merger with The Quaker Oats Company.”

Reinemund went on to say: “I’m particularly proud that all our divisions have maintained their sharp focus on consistent performance and strict financial discipline even while we prepare to merge with The Quaker Oats Company. The integration is proceeding right on schedule and we are more confident than ever that the merger will provide substantial operating benefits and synergies.”

The merger is subject to approval by shareholders of both PepsiCo and Quaker and the Federal Trade Commission and is expected to close by the end of June. The transaction has been cleared by regulators in Europe and Mexico, and shareholder approval is expected in early May.

Frito-Lay North America (FLNA)
(in millions)

	2001	2000	% Change
Net Sales	$1,946	$1,843	+6
Operating Profit	$417	$379	+10

FLNA delivered another excellent performance, reporting its ninth consecutive quarter of double-digit operating profit growth. FLNA’s results were driven by continuing solid volume growth and the higher effective net pricing that resulted from the successful implementation of the weight out action that was taken at the end of 2000.

For its 13th consecutive quarter, FLNA gained market share in the U.S. salty snack market, as measured by IRI. Pound volume advanced 2%, reflecting the impact of the weight out. For comparison, based on standardized unit growth, volume grew 5%.

FLNA growth was led by “core” products, as Doritos Tortilla Chips and Lay’s Potato Chips both reported strong volume. FLNA’s full marketing calendar contributed to the growth, with successful promotions tied to Jeff Gordon of NASCAR fame and ESPN College Basketball (March Madness) events.

FLNA delivered solid performance despite higher energy costs and a tough comparison with the first quarter of last year when several new products were successfully introduced. For the balance of the year FLNA has an array of exciting product news scheduled. For example, Lay’s Bistro gourmet potato chips are in the stores now and Tostitos “Scoops” are scheduled for introduction at the end of the second quarter.

Frito-Lay International (FLI)
(in millions)

	2001	2000	% Change
Net Sales	$980	$918	+7
Operating Profit	$133	$99	+35

Frito-Lay’s international snack operations also reported impressive results with operating profits up 35%. Salty snack kilos grew a very healthy 9% and sweet snack kilos increased 8%.

These results were fueled by strong performances in all key markets. In Europe, every market turned in outstanding volume gains, driven by Pokemon promotions. In the U.K., Walkers continued its consistent volume growth, fueled this quarter by the popular “Free Books for Schools” program.

In Mexico, FLI’s largest market, Sabritas turned in another strong quarter with net sales and profits up in the double-digits, while Gamesa continued to drive growth with its broad sweet snack portfolio. Brazil delivered strong volume gains, driven by its recently introduced value strategy. Asia and Australia continued to show improvement. FLI is also continuing to focus on the large, emerging markets of China and India, where FLI had strong double-digit volume growth this quarter.

Pepsi-Cola North America (PCNA)
(in millions)

	2001	2000	% Change
Net Sales	$771	$639	+21
Operating Profit	$182	$158	+15

PCNA continued its winning trend with a first quarter marked by strong volume gains. Growth of non-carbonated beverages was particularly strong, indicating that PCNA’s “Total Beverage Company” strategy is a success.

PCNA's bottler case sales grew solidly at 4%. Concentrate shipments and equivalents increased 6%. The volume growth was driven primarily by:

  The introduction of Sierra Mist, which provided a solid entry into the lemon-lime category and led the resurgence of flavored soft drinks;
  Continued very strong double-digit growth of Aquafina;
  Healthy growth in diet carbonated soft drinks (CSD's);
  The successful introduction of the new line of popular Dole juices; and
  The SoBe line of beverages.

At the same time, the Joy of Pepsi campaign, now featuring pop sensation Britney Spears, continues to bring excitement to young consumers.

Operating profits were up 15%, driven by this healthy volume growth from our broad beverage portfolio, as well as higher pricing.

Pepsi-Cola International (PCI)
(in millions)

	2001	2000	% Change
Net Sales	$275	$259	+6
Operating Profit	$25	$21	+20

PCI continued to produce excellent results for the first quarter, based on strong volume gains in most key markets, as well as favorable pricing and mix shift.

Bottler case sales increased 6%, led by double-digit growth in large, priority markets like China, India and Russia, as well as in Brazil, South Korea, Pakistan and Argentina.

These strong results reflect PCI’s continuing strategic focus on building its core brands and developing the markets offering the greatest long-term growth opportunity, especially highly-populous emerging markets. This ongoing focus has enabled PCI to post five consecutive quarters of double-digit profit growth.

Tropicana
(in millions)

	2001	2000	% Change
Net Sales	$567	$532	+7
Operating Profit	$60	$60	Flat

The Tropicana growth story continued with net sales up a solid 7%, based on volume gains in the U.S., Europe and Canada. Equivalent case volume grew 7%, led by consistently strong growth in Tropicana Pure Premium nutritionals. Tropicana continued to expand its share of the chilled juice market, adding a full share point in the U.S.

Tropicana continued to benefit from the expanded introduction of larger sized packaging. One constraint to consumers getting all the great orange juice they want is out of stocks in their home refrigerator and the new, larger sized packaging for Tropicana Pure Premium addresses that issue.

Tropicana also capitalized on its FDA-approved ability to claim that drinking orange juice promotes cardiovascular health. This was only the second claim allowed by the FDA under a new process and is currently the only health claim obtained by a beverage company.

As expected, despite the great volume performance, Tropicana’s operating profits were flat, reflecting the impact of higher energy costs and a difficult comparison to the prior year. Looking forward to the balance of the year, bottom line growth is expected to return to double-digits.

Corporate Items

Equity Income. In the first quarter, equity income from bottling interests grew 9%, principally driven by the continuing outstanding performance delivered by The Pepsi Bottling Group.

Corporate Unallocated Expense. Upsides from reduced deferred compensation expenses, net of related hedge contracts, were more than offset by one time expenses relating to insurance and legal matters. With the adoption of a new accounting standard on derivatives in 2001, gains or losses on contracts used to hedge a portion of the Company’s deferred compensation liability are now included in corporate unallocated expense instead of net interest expense as in prior years.

Net Interest. Net interest expense for the quarter declined 39% over the prior year to $23.9 million, reflecting the reclassification of the deferred compensation contracts, as well as lower average debt levels and higher investment balances.

Shares Outstanding. The weighted average diluted number of shares outstanding during the first quarter increased to 1.481 billion. In April, 2001, the Company issued 13.2 million shares at a price of $40.50 per share in order for the transaction with The Quaker Oats Company to satisfy “pooling-of-interests” accounting requirements.

Cash EPS. Cash earnings per share, computed using net income before amortization of intangibles and shares outstanding assuming dilution, grew 17% in the first quarter to $.36, compared to $.31 in the year-earlier quarter.

Conference Call. At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss first quarter results. For details, visit our site on the internet at www.pepsico.com.

Cautionary Statement

This release may discuss expectations regarding PepsiCo’s future performance. Any forward-looking statements based on current expectations and projections about future events are subject to risks, uncertainties and assumptions. As a result, forward-looking statements discussed in this release could turn out to be significantly different from expectations or may not occur.

PepsiCo, Inc. and Subsidiaries
Consolidated Statement of Income
($ in millions except per share amounts, unaudited)

                                                      12 Weeks Ended
                                              ----------------------------------
                                                 3/24/01              3/18/00
                                              -------------        -------------

Net Sales....................................    $4,539               $4,191

Cost and Expenses
 Cost of sales...............................     1,791                1,677
 Selling, general and administrative expenses     1,972                1,827
 Amortization of intangible assets...........        35                   32
                                              -------------        -------------

Operating Profit.............................       741                  655

Bottling equity income, net..................         5                    5
Interest expense.............................       (43)                 (47)
Interest income..............................        19                    7
                                              -------------        -------------

Income Before Income Taxes...................       722                  620

Provision for Income Taxes...................       224                  198
                                              -------------        -------------

Net Income...................................    $  498               $  422
                                              =============        =============

Net Income Per Share - Basic.................    $ 0.34               $ 0.29

 Average Shares Outstanding - Basic..........     1,448                1,450

Net Income Per Share - Assuming Dilution.....    $ 0.34               $ 0.29

 Average Shares Outstanding - Assuming Dilution   1,481                1,472

Percentage changes in text are based on unrounded amounts.

PepsiCo, Inc. and Subsidiaries
SUPPLEMENTAL NET SALES AND OPERATING PROFIT INFORMATION
(in millions, unaudited)

                                                       12 Weeks Ended
                                             -----------------------------------
                                                3/24/01                3/18/00
                                             --------------        -------------
Net Sales
---------
Frito-Lay
-North America...............................    $1,946               $1,843
-International...............................       980                  918
                                             --------------        -------------
                                                  2,926                2,761
Pepsi-Cola
-North America...............................       771                  639
-International...............................       275                  259
                                             --------------        -------------
                                                  1,046                  898

Tropicana....................................       567                  532
                                             --------------        -------------

 Total Net Sales............................     $4,539               $4,191
                                             ==============        =============

Operating Profit
----------------
Frito-Lay
-North America..............................       $417                 $379
-International..............................        133                   99
                                             --------------        -------------
                                                    550                  478
Pepsi-Cola
-North America..............................        182                  158
-International..............................         25                   21
                                             --------------        -------------
                                                    207                  179

Tropicana...................................         60                   60
                                             --------------        -------------

Combined Segments...........................        817                  717

Corporate Unallocated.......................        (76)                 (62)
                                             --------------        -------------

   Total Operating Profit...................       $741                 $655
                                             ==============        =============

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement Of Cash Flows
(in millions, unaudited)

                                                           12 Weeks Ended
                                                 -------------------------------
                                                    3/24/01           3/18/00
                                                 -------------     -------------
Cash Flows - Operating Activities
Net income...................................         $ 498             $ 422
Adjustments to reconcile net income
 to net cash provided by operating activities
     Bottling equity income, net..............           (5)               (5)
     Depreciation and amortization............          208               202
     Deferred income taxes....................          (12)                2
     Other noncash charges and credits, net...           32                63
     Net change in operating working capital..         (648)             (477)
                                                 -------------     -------------

Net Cash Provided by Operating Activities.....           73               207
                                                 -------------     -------------

Cash Flows - Investing Activities
     Capital spending.........................         (171)             (142)
     Acquisitions and investments in unconsolidated
      Affiliates..............................         (407)               (8)
     Short-term investments...................          (93)               (4)
     Other, net...............................           22                49
                                                 -------------     -------------

Net Cash Used for Investing Activities........         (649)             (105)
                                                 -------------     -------------

Cash Flows - Financing Activities
     Proceeds from issuances of long-term debt           11               100
     Payments of long-term debt...............         (129)             (240)
     Short-term borrowings....................          353               272
     Cash dividends paid......................         (202)             (197)
     Share repurchases........................            -              (666)
     Proceeds from exercises of stock options.           89                91
                                                 -------------     -------------

Net Cash Provided by (Used for) Financing
 Activities..................................           122              (640)
                                                 -------------     -------------

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents..................................           (7)               (2)
                                                 -------------     -------------
Net Decrease in Cash and Cash Equivalents.....         (461)             (540)
Cash and Cash Equivalents - Beginning of year.          864               964
                                                 -------------     -------------
Cash and Cash Equivalents - End of period.....        $ 403             $ 424
                                                 =============     =============

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(in millions)

                                                          (Unaudited)
                                                  3/24/01             12/30/00
                                              -------------       --------------
Assets

Cash and cash equivalents..................       $   403              $   864

Short-term investments, at cost............           560                  466

Other current assets.......................         3,597                3,274
                                              -------------       --------------

     Total Current Assets..................         4,560                4,604

Property, plant and equipment, net.........         5,424                5,438

Intangible assets, net.....................         4,827                4,485

Investments in unconsolidated affiliates...         2,964                2,978

Other assets...............................           885                  834
                                              -------------       --------------

Total Assets...............................       $18,660              $18,339
                                              =============       ==============

Liabilities and Shareholders' Equity

Short-term borrowings......................       $   126              $    72

Current liabilities........................         3,581                3,863

Long-term debt.............................         2,492                2,346

Other liabilities..........................         3,559                3,448

Deferred income taxes......................         1,345                1,361
                                              -------------       --------------

     Total Liabilities.....................        11,103               11,090

     Shareholders' Equity..................         7,557                7,249
                                              -------------       --------------

Total Liabilities and Shareholders' Equity.       $18,660              $18,339
                                              =============       ==============